EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the KapStone Paper and Packaging Corporation Amended and Restated 2006 Incentive Plan of our reports dated March 10, 2010, with respect to the consolidated financial statements and schedule of KapStone Paper and Packaging Corporation, and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 27, 2010